Exhibit 10.3

SEVERANCE AGREEMENT AND RELEASE

Re: Thomas Jahn and ActivIdentity Corporation

I, Thomas Jahn (“Executive”) acknowledge that I have resigned my employment with ActivIdentity Corporation and its affiliates and subsidiaries (collectively, the “Company”) effective on April 11, 2008 (the “Resignation Date”). This Severance Agreement and Release (the “Release”) is in consideration of the commitments made by the parties released hereby, all of which commitments are set forth in this document.

Subject to the effectiveness of this Release pursuant to Section 9, the Company agrees for the benefit of Executive:

1.         To pay a total of $400,000 as follows (the “Severance Pay”): (i) $ 110,000 in a single lump sum two business days after the effectiveness of this Release, (ii) $145,000 in a single lump sum payable six months and one day after the Resignation Date (the “Distribution Date”), and (iii) $145,000 payable ratably over the six months following the Distribution Date, payable in accordance with the Company’s normal payroll practices; provided that the second and third payments shall be paid earlier upon Executive’s death.

The Company will also:

(i)        if Executive elects COBRA continuation coverage and provided that Executive and Executive’s beneficiaries remain eligible for COBRA continuation coverage, the Company shall continue to pay for medical and dental insurance premiums for coverage of Executive and Executive’s beneficiaries to the same extent as if Executive remained employed until the earlier of (x) October 10, 2009 or (y) the date that Executive is eligible to receive such benefits through a new employer;

(ii)       extend the exercise period of Executive’s options granted under the 2004 Equity Incentive Plan (the “Plan”), to the extent vested as of the Resignation Date, so that all such vested options remain exercisable until April 10, 2009; the unvested portions of Executive’s options granted under the Plan will terminate as of the Resignation Date in accordance with the Plan;

(iii)      accelerate vesting on Executive’s outstanding unvested restricted stock units, which represent the right to acquire a total of 35,641 shares of common stock;

(iv)      reimburse Executive for outstanding unpaid business expenses, subject to documentation in accordance with the Company’s customary policy; and

(v)       pay Executive on the Resignation Date for all accrued and unused vacation as of the Resignation Date.

2.         The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Release to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Release shall be in amounts net of any such deductions or withholdings.

Nothing in this Release shall be construed to require the Company to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

3.         Executive agrees the Company has paid him any and all salary, other wages and vacation pay he is owed, if any; he acknowledges that no such further payments or amounts are owed or will be owed with the exception of (a) the payments referred to in Section 1 above, and (b) any properly authorized business expenses incurred in reasonable amounts and supported by documentary evidence that have not been reimbursed to Executive as the result of any reimbursement requests submitted to the Company prior to the Resignation Date.

4.         Except for the provisions of Section 1 of this Release and in consideration for the payments and benefits described in Section 1, to which the Executive acknowledges the Executive would not otherwise be entitled, the Executive for himself and his heirs, agents, assigns, executors, successors and each of them, voluntarily releases and forever discharges the Company, its affiliated and released entities, its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountant and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damage and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when the Executive signs this Release, the Executive ever had, now claims to have or ever claimed to have had against any or all of the Releasees.

This Release includes, without limitation, all Claims: relating to the Executive’s employment with the Company and the termination of the Executive’s employment; of wrongful discharge; of breach of contract, including without limitation, claims under the Executive’s November 27, 2007 Employment Agreement; of retaliation or discrimination under federal, state or local law, including, but not limited to, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, Claims of discrimination or retaliation under the California Fair Employment and Housing Act; Claims under the Older Worker Benefit Protection Act; Claims under other federal or state statutes; of defamation or other torts; of violation of public policy; for wages, bonuses, incentive compensation, stock, stock options, vacation pay or any other compensation or benefit; and for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees. Notwithstanding the foregoing, the Executive does not release (a) any rights that cannot be waived, including, without limitation, his right to indemnity pursuant to California Labor Code Section 2802; (b) his right to indemnity pursuant to the Company’s by-laws and Delaware corporation law; and (c) his rights as a stockholder of the Company.

In consideration for, among other terms, Executive’s release of Claims pursuant to this Section 4, the Company voluntarily releases and forever discharges Executive generally from all claims that, as of the date when the Company signs this Agreement, the Company has, ever had, now claims to have or ever claimed to have had against Executive which relate to good faith acts or omissions by Executive during the course of Executive’s employment with the Company undertaken or not undertaken in the reasonable belief that such acts or omissions were in the best interest of the Company, including, without limitation, all claims relating to Executive’s employment by the Company.

The Executive and the Company acknowledge that they are familiar with Section 1542 of the California Civil Code, which reads as follows:

California Civil Code Section 1542

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

The Executive and the Company both agree that they are releasing unknown claims and waiving all rights that either of them may have under Section 1542 of the Civil Code of California or under any statute or common law principle of similar effect.

5.         Executive agrees that he will not make any written or oral communications that could reasonably be considered to be disparaging of the Company in any respect, including, but not limited to, the Company’s business, technology, products, executives, officers, directors, former executives, consultants or agents. The Company agrees that its directors and officers will not make any written or oral communications that could reasonably be considered to be disparaging of Executive. These non-disparagement obligations shall not in any way affect Executive’s obligation or the obligations of the above-referenced persons to testify truthfully in any legal proceeding.

6.         Executive agrees that the Executive shall cooperate and from time to time, on reasonable advance notice from the Company, make himself available on a limited basis and subject to any obligations or duties of Executive to a new employer, to assist the Company with respect to general matters involving the transition of a new chief executive officer, strategic transactions upon which the Executive worked during his employment or any legal proceedings that are based on or directly related to events or transactions occurring during Executive’s employment by the Company that reasonably require his personal testimony or involvement. The Company shall reimburse Executive for his out-of-pocket expenses relating to his compliance with his obligations set forth herein.

7.         This Release was either negotiated for Executive by a representative of his own choosing or he, after having had a reasonable opportunity to obtain a representative of his own choosing, elected to represent himself in such negotiations. Both the Company and Executive are voluntarily agreeing to this Release. It is agreed that the payments under this Release are not an admission of any liability or obligation.

8.         Executive expressly states that he has read this Release and understands all of its terms, that the preceding paragraphs recite the sole consideration for this Release, and that this Release constitutes the entire agreement with respect to any matters referred to in it. This Release supersedes any and all other agreements between Executive and the Company regarding Executive’s employment and the terms of separation, except the Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A, which remains in full force and effect. This Release may only be amended in writing signed by Executive and an officer of the Company, and it is executed voluntarily and with full knowledge of its significance.

9.         Executive has the opportunity to consider this Agreement for twenty-one days before signing it. To accept this Agreement, Executive must return a signed original of this Agreement so that it is received by the undersigned at or before the expiration of this twenty-one day period. If Executive signs this Agreement within less than twenty-one days of the date of its delivery to Executive, Executive acknowledges by signing this Agreement that such decision was entirely voluntary and that Executive had the opportunity to consider this Agreement for the entire twenty-one day period. For the period of seven days from the date when this Agreement becomes fully executed, Executive has the right to revoke this Agreement by written notice to the undersigned. For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the seven-day revocation period. This Agreement shall not become effective or enforceable during the revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period.

10.       This Release will be interpreted pursuant to the laws of the State of California, without regard to conflict of law principles.

Thomas Jahn
Dated:	4/30/2008	/s/ Thomas Jahn

ActivIdentity Corporation

Dated:	4/30/2008	By:	/s/ Grant Evans
Name: Grant Evans
Title: Chief Executive Officer